Exhibit 4.5

AGREEMENT OF SUBSTITUTION AND AMENDMENT OF

RIGHTS AGREEMENT

This Agreement of Substitution and Amendment is entered into as of November 15, 2006, by and between Lyondell Chemical Company, a Delaware corporation (the “Company”) and Computershare Trust Company, N.A. (“Computershare”).

RECITALS

A.	On or about December 8, 1995, the Company entered into a Rights Agreement with The Bank of New York as rights agent, which was amended as of August 22, 2002, January 1, 2003, and December 1, 2005 (as amended, the “Rights Agreement”).

B.	The January 1, 2003 amendment to the Rights Agreement removed The Bank of New York and substituted the American Stock Transfer and Trust Company as rights agent.

C.	The Company now wishes to remove the American Stock Transfer and Trust Company and substitute Computershare Trust Company, N.A. as rights agent pursuant to Section 21 of the Rights Agreement.

D.	The Company has provided the American Stock Transfer and Trust Company notice of their removal as rights agent.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing and of other consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	The Company hereby appoints Computershare Trust Company, N.A. as rights agent pursuant to Section 21 of the Rights Agreement, to serve in that capacity for the consideration and subject to all of the terms and conditions of the Rights Agreement.

2.	Computershare Trust Company, N.A. hereby accepts the appointment as rights agent pursuant to Section 21 of the Rights Agreement and agrees to serve in that capacity for the consideration and subject to all of the terms and conditions of the Rights Agreement.

3.	From and after the effective date hereof, each and every reference in the Rights Agreement to a “Rights Agent” shall be deemed to be a reference to Computershare Trust Company, N.A.

4.	Section 26 of the Rights Agreement is amended to provide that notices or demands shall be addressed as follows (until another address is filed):

If to the Company:	Lyondell Chemical Company
ATTN: Kerry A. Galvin, General Counsel
1221 McKinney, Suite 700
Houston, TX 77010

If to the Rights Agent:	Computershare Trust Company, N.A.
ATTN: General Counsel
250 Royall Street
Canton, MA 02021

5.	Except as expressly modified herein, the Rights Agreement shall remain in full force and effect.

6.	This Agreement of Substitution and Amendment may be executed in one or more counterparts, each of which shall together constitute one and the same document.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the dated indicated above.

LYONDELL CHEMICAL COMPANY

By:	/s/ Kerry A. Galvin
Kerry A. Galvin Senior Vice President and General Counsel

COMPUTERSHARE TRUST COMPANY, N.A.

By:	/s/ David L. Adamson
David L. Adamson Senior Relationship Manager